Exhibit 99.1

NEWS RELEASE

FOR IMMEDIATE RELEASE
Trinity Industries, Inc. Announces Second Quarter 2018 Results

DALLAS, Texas - July 25, 2018 - Trinity Industries, Inc. (NYSE:TRN) today announced earnings results for the second quarter ended June 30, 2018, including the following highlights:

•	Earnings per common diluted share improved to $0.43 compared with $0.33 in 2017

•	Adjusted earnings per common diluted share of $0.48, excluding $10.4 million, or $0.05 per share, of transaction costs incurred related to the planned spin-off of Arcosa, Inc. to Trinity stockholders

•	Lower effective tax rate of 23.9% compared with 40.9% in 2017 due primarily to the Tax Cut and Jobs Act, increasing earnings per common diluted share by $0.10 year-over-year

•	Railcar deliveries and orders totaling 5,105 and 8,320 railcars, respectively, in the Rail Group, compared with 4,055 and 5,705 railcars, respectively, in 2017

•	Orders with a value of $116.8 million in the Inland Barge Group

•	Full year 2018 earnings per common diluted share guidance increased to between $1.15 and $1.40, compared with previous earnings guidance of between $0.95 and $1.20 per share

•
Full year 2018 adjusted earnings, excluding spin-off related transaction costs of approximately $30 to $40 million, increased to between $1.45 and $1.65 per common diluted share compared with previous earnings guidance, excluding spin-off related transaction costs of approximately $30 to $35 million, of between $1.20 and $1.40 per share

Consolidated Results
Trinity Industries, Inc. reported net income attributable to Trinity stockholders of $64.1 million, or $0.43 per common diluted share, for the second quarter ended June 30, 2018. Net income for the same quarter of 2017 was $51.1 million, or $0.33 per common diluted share. Revenues for the second quarter of 2018 increased to $942.3 million compared with revenues of $905.5 million for the same quarter of 2017. In addition, the Company incurred approximately $10.4 million of corporate costs, or $0.05 per share, related to the expected spin-off transaction during the quarter and no costs were incurred in the prior year period. Second quarter 2018 net income benefitted from a lower effective tax rate of 23.9% compared with 40.9% in the same quarter of 2017 due primarily to the Tax Cut and Jobs Act (“the Act”), increasing earnings per common diluted share by $0.10 year-over-year. For the full year 2018, the Company expects a 25.0% effective tax rate compared with 36.2% in full year 2017, excluding the positive one-time benefit from adoption of the Act in the fourth quarter of 2017.
“Trinity’s consolidated second quarter financial results exceeded our expectations due to better operational performance,” said Timothy R. Wallace, Trinity’s Chairman, CEO and President. “Overall market fundamentals continue to improve. The level of orders received by our railcar and inland barge manufacturing businesses during the second quarter reflects growing momentum in respect to demand for our products.”
Mr. Wallace added, “We remain on track for the planned spin-off of Trinity’s infrastructure-related businesses to our shareholders in the fourth quarter. Both Trinity and Arcosa are expected to launch with very solid foundations.”

Quarterly Business Group Results
In the second quarter of 2018, the Rail Group reported higher revenues of $575.2 million compared with revenues of $465.9 million in the second quarter of 2017. Operating profit and profit margin for the Rail Group of $57.7 million and 10.0% in the second quarter of 2018 also improved compared with $36.7 million and 7.9% in the second quarter of 2017. The increases in revenues and operating profit were primarily due to higher railcar deliveries and improved operational efficiencies during the quarter. The Rail Group delivered 5,105 railcars and received orders for 8,320 railcars during the second quarter of 2018, including orders for 4,800 railcars resulting from an extension of the supply agreement with GATX through 2023, compared with 4,055 and 5,705 railcars, respectively, in the same quarter last year. The railcar backlog in the Rail Group was $2.7 billion as of June 30, 2018, representing 24,580 railcars, compared with a railcar backlog of $2.1 billion as of March 31, 2018, representing 21,365 railcars.
The Railcar Leasing and Management Services Group (“Leasing Group”) reported revenues and operating profit of $213.4 million and $91.8 million, respectively, in the second quarter of 2018, compared with $192.1 million and $110.8 million, respectively, in the same quarter of 2017. The increase in revenues was primarily due to higher sales of railcars owned one year or less and additions to the lease fleet, partially offset by lower average lease rates and utilization. Total proceeds from the sale of leased railcars, including sales of railcars owned for more than one year that are not reported as revenues, were $70.1 million in the second quarter of 2018 compared with $99.5 million of leased railcars in the second quarter of 2017. The decrease in operating profit for the second quarter was primarily the result of lower profit from railcar sales and higher overall cost of sales. Supplemental information for the Leasing Group is provided in the accompanying tables.
The Inland Barge Group reported higher revenues of $42.9 million in the second quarter of 2018 compared with revenues of $33.5 million in the second quarter of 2017. Operating profit for this Group also improved to $2.9 million in the second quarter of 2018 compared with $0.5 million in the second quarter of 2017. The increases in revenues and operating profit compared with the same quarter last year were primarily due to higher barge deliveries. The Inland Barge Group received orders of $116.8 million during the quarter and, as of June 30, 2018, had a backlog of $198.4 million compared with a backlog of $124.5 million as of March 31, 2018.
The Energy Equipment Group reported lower revenues of $199.3 million in the second quarter of 2018 compared with revenues of $238.5 million in the same quarter of 2017. Operating profit and profit margin for this Group also declined to $13.1 million and 6.6% compared with $24.1 million and 10.1% in the same quarter last year. The decreases in revenues and operating profit were primarily due to a decrease in volumes in the Group's wind towers product line and the combination of lower pricing and lower production efficiencies in the Group's utility structures product line, partially offset by a $3.9 million insurance recovery. The backlog for wind towers and utility structures as of June 30, 2018 was $780.1 million compared with a backlog of $809.7 million as of March 31, 2018.
The Construction Products Group reported higher revenues of $155.6 million in the second quarter of 2018 compared with revenues of $131.3 million in the second quarter of 2017. Operating profit and profit margin also improved to $31.4 million and 20.2% in the second quarter of 2018 compared with $22.2 million and 16.9% in the same quarter last year. The increases in revenues compared with the same quarter last year were primarily due to higher volumes in our construction aggregates business and other businesses. The increase in revenues from other businesses was primarily a result of our trench shoring products acquisition in the third quarter of 2017. The increase in operating profit compared with the same quarter last year was related to volumes increases, a reduction in legal expenses, and $1.7 million in insurance recoveries related to damages at two of our highway products facilities.

Redemption of Company's $449.3 million 3 7/8% Convertible Subordinated Notes
As previously disclosed, on April 23, 2018, the Company gave notice of its election to redeem all of the $449.3 million of Convertible Subordinated Notes (the "Notes") on June 1, 2018 at a redemption price in cash equal to 100% of their principal amount plus accrued but unpaid interest. As a result, holders of the entire par amount, excluding $0.8 million, submitted notices for conversion of their Notes at a conversion rate equivalent to 41.4390 shares per each $1,000 principal amount of the Notes. The settlement of the Notes submitted for conversion occurred on various dates between May 30, 2018 and July 3, 2018. The Company elected to exercise its rights to settle the converting Notes in cash rather than in shares of common stock or a combination of cash and shares of common stock. As of July 3, 2018, the Company had completed conversion settlements for an aggregate cash amount of approximately $646.6 million.
In connection with the election to settle the redemption of the Notes entirely with cash, the Company avoided the issuance of up to 5.7 million shares, valued at approximately $198.1 million and representing the amount in excess of par.
The Company funded the redemption and conversion payments through a combination of cash on hand and the proceeds from a $482.5 million railcar asset-backed securitization.
Share Repurchase
During the second quarter of 2018, the Company repurchased 1,451,171 shares of common stock at a cost of approximately $50 million, leaving $400 million remaining under its current authorization through December 31, 2019.
Proposed Spin-off
On December 12, 2017, the Company announced that its Board of Directors unanimously approved a plan to pursue a spin-off of the Company's infrastructure-related businesses to Trinity stockholders. The separation is planned as a tax-free spin-off transaction to the Company's stockholders for U.S. federal income tax purposes. The transaction is expected to result in two separate public companies: (1) Trinity, the currently existing company which will be comprised primarily of Trinity’s rail-related businesses and (2) a new infrastructure company, Arcosa, Inc., focused on infrastructure-related products and services.
Completion of the spin-off will be subject to, among other things, the effectiveness of appropriate filings with the Securities and Exchange Commission, final approval from the Company's Board of Directors, and other customary conditions. The Company may, at any time and for any reason until the proposed transaction is complete, abandon the separation or modify or change its terms. The separation is expected to be completed in the fourth quarter of 2018, but there can be no assurance regarding the ultimate timing of the separation or that the separation will ultimately occur.
Earnings Guidance for 2018
The 2018 earnings guidance reflects consolidated results for the Company and has not been adjusted to incorporate the completion of a potential spin-off transaction.
The Company expects full year 2018 earnings per common diluted share of between $1.15 and $1.40, including spin-off related transaction costs of approximately $30 to $40 million, compared with its previous earnings guidance of between $0.95 and $1.20 per share, including $30 to $35 million of transaction costs. Excluding transaction costs, the Company anticipates full year 2018 earnings per common diluted share of between $1.45 and $1.65 compared with its previous guidance of between $1.20 and $1.40 per share. Refer to the 2018 Full Year Guidance and Outlook table for further information regarding the spin-off related transaction costs and other supplemental guidance details.
Actual results in 2018 may differ from present expectations and could be impacted by a number of factors including, among others, the risk factors disclosed in "Risk Factors" and "Forward-Looking Statements" in the Company's Annual Report on Form 10-K for the most recent fiscal year, and may be revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Conference Call
Trinity will hold a conference call at 11:00 a.m. Eastern on July 26, 2018 to discuss its second quarter results. To listen to the call, please visit the Investor Relations section of the Trinity Industries website, www.trin.net and select the Events & Presentations menu link. An audio replay may be accessed through the Company’s website or by dialing (402) 220-2672 until 11:59 p.m. Eastern on August 2, 2018.
Company Description
Trinity Industries, Inc., headquartered in Dallas, Texas, is a diversified industrial company that owns complementary market-leading businesses providing products and services to the energy, chemical, agriculture, transportation, and construction sectors, among others. Trinity reports its financial results in five principal business segments: the Rail Group, the Railcar Leasing and Management Services Group, the Inland Barge Group, the Construction Products Group, and the Energy Equipment Group. For more information, visit: www.trin.net.
Some statements in this release, which are not historical facts, are “forward-looking statements” as defined by the Private Securities Litigation Reform Act of 1995. Forward-looking statements include statements about Trinity's estimates, expectations, beliefs, intentions or strategies for the future, and the assumptions underlying these forward-looking statements, including, but not limited to, statements regarding the effect of the Tax Cuts and Jobs Act on Trinity's financial results, any non-cash tax benefits from the remeasurement of Trinity's net deferred tax liabilities, the anticipated separation of Trinity into two separate public companies, the expected timetable for completing the spin-off transaction, whether or not the spin-off transaction occurs, future financial and operating performance of each company, benefits and synergies of the spin-off transaction, strategic and competitive advantages of each company, future opportunities for each company and any other statements regarding events or developments that Trinity believes or anticipates will or may occur in the future. Trinity uses the words “anticipates,” “assumes,” “believes,” “estimates,” “expects,” “intends,” “forecasts,” “may,” “will,” “should,” “guidance,” “outlook,” and similar expressions to identify these forward-looking statements. Forward-looking statements speak only as of the date of this release, and Trinity expressly disclaims any obligation or undertaking to disseminate any updates or revisions to any forward-looking statement contained herein to reflect any change in Trinity’s expectations with regard thereto or any change in events, conditions or circumstances on which any such statement is based, except as required by federal securities laws. There is no assurance that the proposed spin-off transaction will be completed, that the Company's Board of Directors will continue to pursue the proposed spin-off transaction (even if there are no impediments to completion), that the Company will be able to separate its businesses, or that the proposed spin-off transaction will be the most beneficial alternative considered. Forward-looking statements involve risks and uncertainties that could cause actual results to differ materially from historical experience or our present expectations, including but not limited to risks and uncertainties regarding economic, competitive, governmental, and technological factors affecting Trinity’s operations, markets, products, services and prices, as well as any changes in or abandonment of the proposed separation or the ability to effect the separation and satisfy the conditions to the proposed separation, and such forward-looking statements are not guarantees of future performance. For a discussion of such risks and uncertainties, which could cause actual results to differ from those contained in the forward-looking statements, see “Risk Factors” and “Forward-Looking Statements” in the Company's Annual Report on Form 10-K for the most recent fiscal year, and as may be revised and updated by our Quarterly Reports on Form 10-Q and Current Reports on Form 8-K.

Investor Contact:
Preston Bass
Director, Investor Relations
Trinity Industries, Inc.
214/631-4420

Media Contact:
Jack Todd
Vice President, Public Affairs
Trinity Industries, Inc.
214/589-8909
- TABLES TO FOLLOW -

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Three Months Ended June 30,
	2018	2017
Revenues	$942.3	$905.5
Operating costs:
Cost of revenues	718.1	682.3
Selling, engineering, and administrative expenses	110.4	113.0
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(9.5)	(23.7)
Other	(2.2)	(0.7)
	816.8	770.9
Operating profit	125.5	134.6
Interest expense, net	40.1	43.4
Other, net	(0.7)	(0.1)
Income before income taxes	86.1	91.3
Provision for income taxes	20.6	37.3
Net income	65.5	54.0
Net income attributable to noncontrolling interest	1.4	2.9
Net income attributable to Trinity Industries, Inc.	$64.1	$51.1

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.43	$0.34
Diluted	$0.43	$0.33
Weighted average number of shares outstanding:
Basic	146.2	149.1
Diluted	147.0	151.0
Results for the three months ended June 30, 2017 have been revised to reflect the retrospective adoption of Accounting Standards Update No. 2017-07, Compensation - Retirement Benefits: Improving the Presentation of Net Periodic Pension Cost and Net Periodic Postretirement Cost ("ASU 2017-07"). The adoption of ASU 2017-07 on January 1, 2018 resulted in a net decrease to previously reported Operating Profit of $0.6 million and a corresponding increase to Other, net of $0.6 million for the three months ended June 30, 2017, with no impact to net income or earnings per share.
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.
The Act, enacted in December 2017, reduced the U.S. federal corporate income tax rate from 35.0% to 21.0%. In December 2017, we recorded a tax benefit after the initial assessment of the tax effects of the Act, and we will continue refining this amount throughout 2018, which could potentially affect the measurement of our deferred tax balance or give rise to new deferred tax amounts in future periods of 2018. The impact of the Act may differ from our estimate due to changes in the regulations, rulings, guidance, and interpretations issued by the IRS and the FASB as well as interpretations and assumptions made by the Company. For the items for which we were able to determine a reasonable estimate, we recognized an additional provisional net expense of $0.2 million for the three months ended June 30, 2018, which is included as a component of income tax expense.

Trinity Industries, Inc.
Condensed Consolidated Income Statements
(in millions, except per share amounts)
(unaudited)

	Six Months Ended June 30,
	2018	2017
Revenues	$1,773.6	$1,782.8
Operating costs:
Cost of revenues	1,348.2	1,342.5
Selling, engineering, and administrative expenses	215.3	215.5
Losses (gains) on dispositions of property:
Net gains on lease fleet sales	(11.6)	(23.7)
Other	(2.4)	(2.0)
	1,549.5	1,532.3
Operating profit	224.1	250.5
Interest expense, net	82.5	86.7
Other, net	(0.9)	—
Income before income taxes	142.5	163.8
Provision for income taxes	35.4	58.1
Net income	107.1	105.7
Net income attributable to noncontrolling interest	2.8	8.6
Net income attributable to Trinity Industries, Inc.	$104.3	$97.1

Net income attributable to Trinity Industries, Inc. per common share:
Basic	$0.70	$0.64
Diluted	$0.68	$0.63
Weighted average number of shares outstanding:
Basic	146.7	148.9
Diluted	150.2	151.0
Results for the six months ended June 30, 2017 have been revised to reflect the retrospective adoption of ASU 2017-07. The adoption of ASU 2017-07 on January 1, 2018 resulted in a net decrease to previously reported Operating Profit of $1.3 million and a corresponding increase to Other, net of $1.3 million for the six months ended June 30, 2017, with no impact to net income or earnings per share.
Trinity is required to utilize the two-class method of accounting when calculating earnings per share as a result of unvested restricted shares that have non-forfeitable rights to dividends and are, therefore, considered to be a participating security. The unvested restricted shares are excluded from the weighted average number of shares outstanding for the purposes of determining earnings per share. The two-class method results in a lower earnings per share than is calculated from the face of the income statement. See Earnings Per Share Calculation table below.
The Act, enacted in December 2017, reduced the U.S. federal corporate income tax rate from 35.0% to 21.0%. In December 2017, we recorded a tax benefit after the initial assessment of the tax effects of the Act, and we will continue refining this amount throughout 2018, which could potentially affect the measurement of our deferred tax balance or give rise to new deferred tax amounts in future periods of 2018. The impact of the Act may differ from our estimate due to changes in the regulations, rulings, guidance, and interpretations issued by the IRS and the FASB as well as interpretations and assumptions made by the Company. For the items for which we were able to determine a reasonable estimate, we recognized an additional provisional net benefit of $0.3 million for the six months ended June 30, 2018, which is included as a component of income tax expense.

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Three Months Ended June 30,
Revenues:	2018	2017
Rail Group	$575.2	$465.9
Construction Products Group	155.6	131.3
Inland Barge Group	42.9	33.5
Energy Equipment Group	199.3	238.5
Railcar Leasing and Management Services Group	213.4	192.1
All Other	23.3	22.7
Segment Totals before Eliminations	1,209.7	1,084.0
Eliminations - lease subsidiary	(228.3)	(130.6)
Eliminations - other	(39.1)	(47.9)
Consolidated Total	$942.3	$905.5

	Three Months Ended June 30,
Operating profit (loss):	2018	2017
Rail Group	$57.7	$36.7
Construction Products Group	31.4	22.2
Inland Barge Group	2.9	0.5
Energy Equipment Group	13.1	24.1
Railcar Leasing and Management Services Group	91.8	110.8
All Other	(3.0)	(5.7)
Segment Totals before Eliminations and Corporate Expenses	193.9	188.6
Corporate	(43.4)	(38.4)
Eliminations - lease subsidiary	(24.5)	(14.4)
Eliminations - other	(0.5)	(1.2)
Consolidated Total	$125.5	$134.6

Trinity Industries, Inc.
Condensed Segment Data
(in millions)
(unaudited)

	Six Months Ended June 30,
Revenues:	2018	2017
Rail Group	$1,173.7	$944.2
Construction Products Group	280.6	254.4
Inland Barge Group	73.7	96.2
Energy Equipment Group	426.0	493.9
Railcar Leasing and Management Services Group	388.0	371.0
All Other	48.1	45.5
Segment Totals before Eliminations	2,390.1	2,205.2
Eliminations - lease subsidiary	(524.4)	(322.8)
Eliminations - other	(92.1)	(99.6)
Consolidated Total	$1,773.6	$1,782.8

	Six Months Ended June 30,
Operating profit (loss):	2018	2017
Rail Group	$116.6	$87.2
Construction Products Group	50.8	37.7
Inland Barge Group	2.2	6.8
Energy Equipment Group	34.4	53.7
Railcar Leasing and Management Services Group	162.9	195.8
All Other	(6.3)	(10.3)
Segment Totals before Eliminations and Corporate Expenses	360.6	370.9
Corporate	(82.9)	(73.5)
Eliminations - lease subsidiary	(53.2)	(43.8)
Eliminations - other	(0.4)	(3.1)
Consolidated Total	$224.1	$250.5

Trinity Industries, Inc.
Leasing Group
Condensed Results of Operations (unaudited)

	Three Months Ended June 30,		Six Months Ended June 30,
	2018	2017	2018	2017
	($ in millions)
Revenues:
Leasing and management	$184.2	$185.0	$358.8	$363.9
Sales of railcars owned one year or less at the time of sale(1)	29.2	7.1	29.2	7.1
Total revenues	$213.4	$192.1	$388.0	$371.0
Operating profit:
Leasing and management	$77.9	$85.6	$146.9	$170.6
Railcar sales(1):
Railcars owned one year or less at the time of sale	4.4	1.5	4.4	1.5
Railcars owned more than one year at the time of sale	9.5	23.7	11.6	23.7
Total operating profit	$91.8	$110.8	$162.9	$195.8
Operating profit margin:
Leasing and management	42.3%	46.3%	40.9%	46.9%
Railcar sales	*	*	*	*
Total operating profit margin	43.0%	57.7%	42.0%	52.8%
Selected expense information(2):
Depreciation	$47.0	$43.1	$92.1	$85.2
Maintenance and compliance	$25.0	$23.9	$51.4	$44.4
Rent	$9.9	$9.9	$20.0	$20.0
Interest	$32.3	$31.3	$63.8	$61.9

	June 30, 2018	June 30, 2017
Leasing portfolio information:
Portfolio size (number of railcars):
Wholly-owned	69,480	62,570
Partially-owned	24,655	24,660
	94,135	87,230
Managed (third-party owned)	27,150	19,495
	121,285	106,725
Portfolio utilization (Company-owned railcars)	97.1%	97.5%

	Six Months Ended June 30,
	2018	2017
	(in millions)
Proceeds from sales of leased railcars:
Leasing Group:
Railcars owned one year or less at the time of sale	$29.2	$7.1
Railcars owned more than one year at the time of sale	56.4	92.4
Rail Group	—	—
	$85.6	$99.5
* Not meaningful
(1) The Company recognizes sales of railcars from the lease fleet which have been owned by the lease fleet for one year or less as revenue. Sales of railcars from the lease fleet which have been owned by the lease fleet for more than one year are recognized as a net gain or loss from the disposal of a long-term asset.
(2)Depreciation, maintenance and compliance, and rent expense are components of operating profit. Amortization of deferred profit on railcars sold from the Rail Group to the Leasing Group is included in the operating profit of the Leasing Group resulting in the recognition of depreciation expense based on the Company's original manufacturing cost of the railcars. Interest expense is not a component of operating profit and includes the effect of hedges.

Trinity Industries, Inc.
Condensed Consolidated Balance Sheets
(in millions)
(unaudited)

	June 30, 2018	December 31, 2017
Cash and cash equivalents	$612.7	$778.6
Short-term marketable securities	25.0	319.5
Receivables, net of allowance	356.1	369.7
Income tax receivable	34.6	29.0
Inventories	586.4	640.6
Restricted cash	142.2	195.2
Net property, plant, and equipment	6,488.2	6,134.7
Goodwill	789.4	780.3
Other assets	320.1	295.6
	$9,354.7	$9,543.2

Accounts payable	$205.3	$175.4
Accrued liabilities	435.0	440.0
Debt	3,227.3	3,242.4
Deferred income	19.1	20.5
Deferred income taxes	734.0	743.2
Other liabilities	66.2	63.7
Stockholders' equity:
Trinity Industries, Inc.	4,317.6	4,501.1
Noncontrolling interest	350.2	356.9
	4,667.8	4,858.0
	$9,354.7	$9,543.2

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2018	December 31, 2017
Property, Plant, and Equipment
Corporate/Manufacturing:
Property, plant, and equipment	$2,077.1	$2,046.4
Accumulated depreciation	(1,115.6)	(1,073.7)
	961.5	972.7
Leasing:
Wholly-owned subsidiaries:
Machinery and other	10.7	10.7
Equipment on lease	5,461.2	4,995.7
Accumulated depreciation	(924.8)	(858.9)
	4,547.1	4,147.5
Partially-owned subsidiaries:
Equipment on lease	2,340.7	2,317.7
Accumulated depreciation	(524.7)	(493.1)
	1,816.0	1,824.6

Deferred profit on railcars sold to the Leasing Group	(1,025.6)	(985.2)
Accumulated amortization	189.2	175.1
	(836.4)	(810.1)
	$6,488.2	$6,134.7

Trinity Industries, Inc.
Additional Balance Sheet Information
(in millions)
(unaudited)

	June 30, 2018	December 31, 2017
Debt
Corporate - Recourse:
Revolving credit facility	$—	$—
Senior notes due 2024, net of unamortized discount of $0.3 and $0.3	399.7	399.7
Convertible subordinated notes, net of unamortized discount of $- and $8.2	—	441.2
Other	0.4	0.5
	400.1	841.4
Less: unamortized debt issuance costs	(2.5)	(2.9)
	397.6	838.5
Leasing:
Wholly-owned subsidiaries:
Recourse:
Capital lease obligations	26.8	28.3
	26.8	28.3
Non-recourse:
Secured railcar equipment notes	1,054.2	591.6
Warehouse facility	151.1	150.7
Promissory notes	286.0	293.6
	1,491.3	1,035.9
Less: unamortized debt issuance costs	(18.3)	(11.1)
	1,473.0	1,024.8
Partially-owned subsidiaries - non-recourse:
Secured railcar equipment notes	1,343.5	1,365.3
Less: unamortized debt issuance costs	(13.6)	(14.5)
	1,329.9	1,350.8
	$3,227.3	$3,242.4

Trinity Industries, Inc.
Additional Balance Sheet Information
($ in millions)
(unaudited)

	June 30, 2018	December 31, 2017
Leasing Debt Summary
Total Recourse Debt	$26.8	$28.3
Total Non-Recourse Debt	2,802.9	2,375.6
	$2,829.7	$2,403.9
Total Leasing Debt
Wholly-owned subsidiaries	$1,499.8	$1,053.1
Partially-owned subsidiaries	1,329.9	1,350.8
	$2,829.7	$2,403.9
Equipment on Lease(1)
Wholly-owned subsidiaries	$4,547.1	$4,147.5
Partially-owned subsidiaries	1,816.0	1,824.6
	$6,363.1	$5,972.1
Total Leasing Debt as a % of Equipment on Lease
Wholly-owned subsidiaries	33.0%	25.4%
Partially-owned subsidiaries	73.2%	74.0%
Combined	44.5%	40.3%
(1) Excludes net deferred profit on railcars sold to the Leasing Group.

Trinity Industries, Inc.
Condensed Consolidated Cash Flow Statements
(in millions)
(unaudited)

	Six Months Ended June 30,
	2018	2017
Operating activities:
Net income	$107.1	$105.7
Adjustments to reconcile net income to net cash provided by operating activities:
Depreciation and amortization	152.6	146.5
Provision (benefit) for deferred income taxes	36.2	116.4
Net gains on railcar lease fleet sales owned more than one year at the time of sale	(11.6)	(23.7)
Other	28.5	25.9
Changes in assets and liabilities:
(Increase) decrease in receivables	31.8	(52.8)
(Increase) decrease in inventories	26.1	39.6
Increase (decrease) in accounts payable and accrued liabilities	2.1	6.1
Other	(24.5)	(27.6)
Net cash provided by operating activities	348.3	336.1
Investing activities:
Proceeds from railcar lease fleet sales owned more than one year at the time of sale	56.4	92.4
Proceeds from dispositions of property	5.5	6.0
Capital expenditures - leasing, net of sold lease fleet railcars owned one year or less with a net cost of $24.8 and $5.6	(503.2)	(271.6)
Capital expenditures - manufacturing and other	(33.9)	(43.4)
(Increase) decrease in short-term marketable securities	294.5	55.1
Acquisitions	(25.0)	(5.3)
Other	1.3	(2.1)
Net cash required by investing activities	(204.4)	(168.9)
Financing activities:
Payments to retire debt	(674.6)	(98.3)
Proceeds from issuance of debt	478.0	299.4
Shares repurchased	(102.2)	(41.9)
Dividends paid to common shareholders	(39.3)	(33.5)
Purchase of shares to satisfy employee tax on vested stock	(11.3)	(14.0)
Distributions to noncontrolling interest	(10.3)	(16.9)
Other	(3.1)	(0.1)
Net cash (required) provided for financing activities	(362.8)	94.7
Net increase (decrease) in cash, cash equivalents, and restricted cash	(218.9)	261.9
Cash, cash equivalents, and restricted cash at beginning of period	973.8	741.6
Cash, cash equivalents, and restricted cash at end of period	$754.9	$1,003.5

Trinity Industries, Inc.
Earnings per Share Calculation
(in millions, except per share amounts)
(unaudited)

Basic net income attributable to Trinity Industries, Inc. per common share is computed by dividing net income attributable to Trinity remaining after allocation to unvested restricted shares by the weighted average number of basic common shares outstanding for the period.

	Three Months Ended June 30, 2018			Three Months Ended June 30, 2017
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$64.1			$51.1
Unvested restricted share participation	(1.1)			(1.1)
Net income attributable to Trinity Industries, Inc. - basic	63.0	146.2	$0.43	50.0	149.1	$0.34
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	0.8		—	0.3
Convertible subordinated notes	—	—		—	1.6
Net income attributable to Trinity Industries, Inc. - diluted	$63.0	147.0	$0.43	$50.0	151.0	$0.33

	Six Months Ended June 30, 2018			Six Months Ended June 30, 2017
	Income	Average Shares	EPS	Income	Average Shares	EPS
Net income attributable to Trinity Industries, Inc.	$104.3			$97.1
Unvested restricted share participation	(1.9)			(2.3)
Net income attributable to Trinity Industries, Inc. - basic	102.4	146.7	$0.70	94.8	148.9	$0.64
Effect of dilutive securities:
Nonparticipating unvested restricted shares and stock options	—	0.8		—	0.4
Convertible subordinated notes	—	2.7		—	1.7
Net income attributable to Trinity Industries, Inc. - diluted	$102.4	150.2	$0.68	$94.8	151.0	$0.63

Trinity Industries, Inc.
Reconciliation of EBITDA
(in millions)
(unaudited)

“EBITDA” is defined as net income plus interest expense, income taxes, and depreciation and amortization including goodwill impairment charges. EBITDA is not a calculation based on generally accepted accounting principles. The amounts included in the EBITDA calculation are, however, derived from amounts included in the historical consolidated statements of operations data. In addition, EBITDA should not be considered as an alternative to net income or operating income as an indicator of our operating performance, or as an alternative to operating cash flows as a measure of liquidity. We believe EBITDA assists investors in comparing a company’s performance on a consistent basis without regard to depreciation and amortization, which can vary significantly depending upon many factors. However, the EBITDA measure presented in this press release may not always be comparable to similarly titled measures by other companies due to differences in the components of the calculation.

	Three Months Ended June 30,
	2018	2017
Net income	$65.5	$54.0
Add:
Interest expense	43.8	45.7
Provision (benefit) for income taxes	20.6	37.3
Depreciation and amortization expense	77.3	73.7
Earnings before interest expense, income taxes, and depreciation and amortization expense	$207.2	$210.7

	Six Months Ended June 30,
	2018	2017
Net income	$107.1	$105.7
Add:
Interest expense	90.1	90.7
Provision (benefit) for income taxes	35.4	58.1
Depreciation and amortization expense	152.6	146.5
Earnings before interest expense, income taxes, and depreciation and amortization expense	$385.2	$401.0

Trinity Industries, Inc.
2018 Full Year Guidance and Outlook
(unaudited)

Total Company:
Total earnings per share(1)	$1.15 - $1.40 per share
Earnings per share, excluding spin-off transaction costs(1)	$1.45 - $1.65 per share
Corporate expense	$160 - $180 million
Spin-off transaction costs	$30 - $40 million
Corporate expense, excluding spin-off transaction costs	$130 - $140 million
Interest expense, net	$165 million
Tax rate, excluding spin-off transaction costs	25%

Rail Group:
Revenue	$2.3 billion
Operating margin	9.0%
Railcar deliveries	21,000 railcars
Revenue elimination from sales to Leasing Group(2)	$945 million
Operating profit elimination from sales to Leasing Group(2)	$95 million

Railcar Leasing and Management Services Group:
Leasing and management revenues(3)	$725 million
Leasing and management operating profit(4)	$295 million
Proceeds from sales of leased railcars	$350 million

Inland Barge Group:
Revenue	$170 million
Operating profit margin	3.0%

Construction Products Group:
Revenue	$550 million
Operating profit margin	14.5%

Energy Equipment Group:
Revenue	$875 million
Operating profit margin	7.5%
(1) The range for earnings per share guidance reflects variability in the point estimates provided above for each business segment. (2) Revenue and operating profit elimination from sales to the Leasing Group include maintenance services in addition to railcar sales.
(3) Excludes sales of railcars owned one year or less at time of sale.
(4) Excludes operating profit from railcar sales.

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